Exhibit 10.2

NEWGIOCO GROUP, INC.

FORM OF PROMISSORY NOTE

For good and valuable consideration, NEWGIOCO GROUP, INC., hereby promises to pay the aggregate amount of €2,392,000 in cash to the persons as set out on Schedule “A” hereto in the manner and form prescribed in Section 2 hereof and to issue €1,411,000 in shares of common stock of Newgioco Group, Inc. to the persons as set out on Schedule “A” hereto as calculated in accordance with Section 2 hereof and to pay all other amounts owing hereunder, both before and after default, maturity and judgments, on such dates and in such manner as hereinafter set out.

Interpretation

Definitions. The following words and phrases whenever used in this Note shall have the following meanings, unless there is something in the context otherwise inconsistent therewith.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in City of New York, USA;

“Corporation” shall mean Newgioco Group, Inc., a corporation existing under the laws of State of Delaware;

“Determination Date” shall have the meaning ascribed thereto in Section 2.4;

“Event of Default” shall mean any of the following events:

  the Corporation shall fail to make any payment of cash or issuance of Shares when due under this Note or any other amount owing hereunder when due;
  the Corporation shall fail to perform or observe any other term, covenant or agreement contained in this Note on its part to be performed or observed and after written notice containing particulars of the default shall have been given to the Corporation by a Holder, the Corporation shall not have, within ten (10) days following delivery of such notice, cured such default or commenced proceedings to cure such default and having timely commenced such proceedings proceed to diligently prosecute such proceedings;
  the Corporation institutes any proceedings or takes any corporate action or executes any agreement to authorize its participation in or commencement of any proceeding or any proceeding is commenced against or affecting the Corporation:

—seeking to adjudicate it as bankrupt or insolvent; or

—seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including, without limitation, any application for reorganization under the United States Bankruptcy Code or any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation);

—seeking appointment of a receiver, trustee, agent, custodian or other similar official for it or for any substantial part of its properties and assets unless such proceeding has not been outstanding for more than sixty (60) days and is being actively and diligently contested in good faith by appropriate proceedings as determined by the Holder in its sole discretion and no judgment or order has been made granting any relief being sought in such proceeding;

“Holder” shall mean each of those parties set out in Schedule “A” hereto, or such other person who becomes a holder of this Note;

“Note” shall mean this promissory note and Schedule “A” appended hereto;

“Shares” means shares of common stock of the Corporation;

“SPA” shall mean the share purchase agreement dated January 17, 2019 between the Corporation and the persons listed on Schedule “A” hereto.

Currency. All amounts payable pursuant to this Note shall be payable in Euros.

Non-Business Days. If any day which the payment of cash or the issuance of shares is due and payable under this Note is payable or by which any other action is required to be taken hereunder is not a Business Day, such payment of cash or issuance of shares shall be made or such other action shall be required to be taken on the next succeeding day that is a Business Day.

Herein, hereto, etc. The words “herein”, “hereto”, “hereof” and similar words refer, unless the context clearly indicates the contrary, to the whole of this Note and not to any particular section, subsection or clause thereof. The word “Section” refers to the particular section of this Note unless otherwise indicated.

Number and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

Payments

Payments of Cash. The Corporation shall pay the aggregate amount of €2,392,000 in cash in twenty-three (23) equal and consecutive monthly installments of €104,000 with the first such monthly payment being due and payable on March 1, 2019 and €20,800 of each such monthly installment shall be paid to each Holder.

No Payment of Interest. The outstanding principal due and payable under this Note shall not bear interest.

Method of Cash Payment. Any payment of cash hereunder shall be payable by cheque sent to a Holder or by wire transfer of immediately available funds to a bank account designated by a Holder for such purpose in writing. The receipt of such cheque or wire transfer shall satisfy and discharge all liability for such cash payment to the extent of the sum represented thereby.

Payments of Shares. The Corporation shall pay the aggregate amount of €1,411,000 in Shares issued in seventeen (17) equal and consecutive monthly instalments of €83,000 in Shares with twenty (20%) per cent of such Shares being issued to each Holder. The number of such Shares to be issued by the Corporation shall be determined by the average of the closing prices of the Shares on the last ten (10) trading days immediately preceding the determination date (the “Determination Date”) of each monthly issuance which shall be the first day of each month commencing on March 1, 2019. The applicable exchange rate to convert United States dollars into euro shall be as quoted by the Corporation’s bank at the close of business on such Determination Date.

Method of Share Payment. Any payment of Shares hereunder may be made by the delivery to a Holder of a share certificate of the Corporation. All such share certificates shall bear a restrictive legend as set out in section 5.4(d) of the SPA and may not be traded until the later of the removal of such restrictive legend and the expiration of the Hold Period, as such term is defined in the SPA.

Instructions to Transfer Agent. On each date that Shares are to be issued to a Holder pursuant to this Note:

•	the Corporation shall transmit the appropriate instructions by e-mail to the Corporation’s transfer agent and the share certificates representing such Shares shall be delivered by such transfer agent to each Holder within ten (10) days of the Determination Date; and
•	the Corporation shall provide each Holder with a copy of such instructions to the transfer agent together with a calculation showing the determination of the number of such Shares to be so issued.

Payment of Cash in Lieu of Shares. In the event that, or for any reason whatsoever, the issuance of Shares as provided for by this Note is not possible and/or not executed, the Corporation shall pay to each Holder the cash equivalent as set out in Section 2.4 of the Note and such payment of cash shall fully satisfy the obligation of the Corporation pursuant to Section 2.4 of this Note.

Events of Default; Acceleration of Payment

Acceleration and Enforcement. Upon the occurrence and during the continuance of an Event of Default, a Holder may demand payment of all unpaid cash and unissued Shares to be paid or issued pursuant to the Note.

Notice. The Corporation shall promptly notify the Holder of any facts that may give rise to an Event of Default or any facts that may give rise to any event which, with notice or lapse of time or both, would constitute an Event of Default under this Note.

Waiver. Upon the occurrence and during the continuance of any Event of Default hereunder, a Holder shall have the power to waive any Event of Default.

No Security. This Note is an unsecured debt obligation of the Corporation.

Notice

Notice shall be served on a Holder or on the Corporation, respectively, by delivering it by hand or sending it by e-mail or other means of recorded electronic transmission addressed as set out below. Each Holder and the Corporation agrees to send written notification to the other parties of any change of address. Any notice so delivered shall be deemed to have been given on the date of delivery to the person to whom it is addressed or if sent by e-mail or other means of recorded electronic transmission, shall be deemed to have been given when sent if sent by 4:30 p.m. on a Business Day, otherwise it shall be deemed to have been received on the following Business Day.

E-mail notice to the Corporation:
E-mail notice to Luca Pasquini:
E-mail notice to Alessandro Bronzuoli:
E-mail notice to Gabriele Peroni:
E-mail notice to Stefano Volo:
E-mail notice to Giovanni Pasquinelli:

Amendment

This Note may be modified or amended only if the parties hereto so agree in writing.

Assignment

The Corporation may not assign or transfer any of its obligations hereunder without the prior written consent of each Holder. A Holder may not assign or transfer any benefit under this Note without the prior written consent of the Corporation.

Governing Law

This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

Severance

The invalidity or unenforceability of any provision of the Note or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and the Note shall be construed as if such invalid or unenforceable provision or covenant were omitted.

IN WITNESS WHEREOF NEWGIOCO GROUP, INC. has caused this Note to be executed.

Dated as of this 30th day of January, 2019.

NEWGIOCO GROUP, INC.

_/s/ Michele Ciavarella_______________

Name:	Michele Ciavarella
Title:	Chief Executive Officer

Each of the undersigned hereby acknowledge and agree to the terms and conditions of this Note.

Dated as of this 30th day of January, 2019.

/s/ Luca Pasquini	/s/ Alessandro Bronzuoli
Luca Pasquini	Alessandro Bronzuoli

/s/ Gabriele Peroni	/s/ Stefano Volo
Gabriele Peroni	Stefano Volo

/s/ Giovanni Pasquinelli
Giovanni Pasquinelli

Schedule “A”

Payment of Cash

Name of Holder ________________	Total Entitlement To Cash ______________	Monthly Entitlement To Cash ____________

Luca Pasquini	€478,400	€20,800
Alessandro Bronzuoli	€478,400	€20,800
Gabriele Peroni	€478,400	€20,800
Stefano Volo	€478,400	€20,800
Giovanni Pasquinelli	€478,400	€20,800

Issuance of Shares

Name of Holder ________________	Total Entitlement To Shares ______________	Monthly Entitlement To Shares ____________

Luca Pasquini	€282,200	€16,600
Alessandro Bronzuoli	€282,200	€16,600
Gabriele Peroni	€282,200	€16,600
Stefano Volo	€282,200	€16,600
Giovanni Pasquinelli	€282,200	€16,600

The exact number of Shares shall be determined in accordance with Section 2.4 of this Note.

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